Exhibit 10.6

INDEMNIFICATION AGREEMENT

This Indemnification Agreement, dated as of July ___, 2013 ("Agreement"), is executed by Paulson Investment Company, Inc. ("PIC" or the "Indemnitor"), in favor of Paulson Capital Corp. ("PCC"), the parent of PIC, and the investor(s) countersigning this Agreement (including all successors, transferees, and assigns of such investor) (collectively, the "Investor(s)").

WITNESSETH:

WHEREAS, Investor and other potential investors will make an investment in an offering of up to Five Million Two Hundred and Fifty Thousand Dollars ($5,250,000) (the "Investment") in units of PCC pursuant to a subscription agreement, or subscription agreements as the case may be, of even date herewith (the "Subscription Agreement");

WHEREAS, it is contemplated that PCC will create a liquidating trust (the "Liquidating Trust") with rights to certain assets (the "Assets") of PCC held by PIC; and

WHEREAS, PCC and the Investor have agreed that a portion of the Assets will be segregated from all other assets owned by PIC to cover any liabilities arising from a breach of PCC's representations and warranties contained in the Subscription Agreement or this Agreement, as well as to cover any liabilities (whether known or unknown, fixed, contingent or remote) arising from any claims, costs or liabilities against PCC in relation to PIC, including but not limited to claims brought by individuals or government agencies, and to cover the costs of maintaining PIC's officers' and directors' liability policy and errors and omissions policy for a two-year period.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Indemitor hereby covenants and agrees as follows:

1.             Indemnitor shall defend, protect, indemnify and hold harmless PCC and the Investor(s) and any of their agents or other representatives, including any officer, director or employee of PCC other than those officers, directors or employees as exist or are in office prior to the date of the Subscription Agreement, and the Investor(s)’ stockholders, partners, members, officers, directors, employees and direct or indirect investors, and any of the foregoing persons' agents or other representatives (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (each, an "Indemnified Liability" and collectively, the "Indemnified Liabilities"), incurred by PCC or the Investor as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by PCC in the Subscription Agreement(s), including but not limited to Section 4 of the Subscription Agreement(s), or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of PCC contained in the Subscription Agreement(s), including but not limited to Section 5 of the Subscription Agreement(s), or any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against PCC or the Investor(s) by a third party arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Subscription Agreement or any other certificate, instrument or document contemplated hereby or thereby, (d) any breach of any misrepresentation, warranty, covenant, agreement or obligation of PCC contained in this Agreement, (e) any cause of action, suit or claim brought or made against PCC or the Investor(s) by any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government ("Government Entity") arising out of or resulting from the conduct of PIC, or (f) any claims brought by a third party as a result of alleged actions by PIC in the form of securities arbitrations, lawsuits or other manner. In connection with the Investment, PIC and PCC have identified a schedule of pending matters falling under (e) and (f) of this subsection and covenant, agree and represent that they will settle all such matters without any liability or other obligation to PCC, which settlements shall be without resort to any funds segregated pursuant to Section 2. The term "Indemnified Liabilities" will cover all such claims, as well as any claims brought in the future arising from the activities of PIC.

2.             In order to assure the availability of funds to satisfy, in whole or in part, the payment of indemnification obligations hereunder, on the date hereof, PIC shall deposit $250,000.00 in a segregated bank account and covenants and agrees that such funds will remain on deposit for 12 months from the date of release of the Investment from escrow (following shareholder approval), which funds will be available to settle any claim and be under the exclusive control of PCC and an agent appointed by PCC for purposes of this Agreement on and following the date of release of the Investment from escrow (following shareholder approval). In addition, PIC agrees to pay or set aside a sufficient portion of the Assets or pay directly from the Liquidating Trust for such period as is required to secure and maintain coverage for a period of two years following the date of release of the Investment from escrow (following shareholder approval) under (A) a policy providing for officers' and directors' liability no less favorable and in no lower amounts as is presently provided, and (B) its existing errors and omissions policy. Such obligation may be satisfied by prepayment or deposit in the segregated bank account. The Indemnitees' remedies in the event of any liability under Section 1(a)-1(f) of this Agreement or under the Subscription Agreement(s) are not exclusive or limited to the remedies in this Section.

3.             Promptly after receipt by an Indemnitee of notice of the commencement of any claim, action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim in respect thereof is to be made against the Indemnitor under this Agreement, deliver to the Indemnitor a written notice of the commencement thereof, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the Indemnitor and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnitee to be paid by the Indemnitor, if the named parties to such proceeding include both the Indemnitor and the Indemnitee and, in the reasonable opinion of the Indemnitee, the representation by such counsel of the Indemnitee and the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. The Indemnitee shall cooperate fully with the Indemnitor in connection with any negotiation or defense of any such action or claim by the Indemnitor and shall furnish to the Indemnitor all information reasonably available to the Indemnitee which relates to such action or claim. The Indemnitor shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The Indemnitor shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the Indemnitor shall not unreasonably withhold, delay or condition its consent. The Indemnitor shall not, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such claim or litigation and such settlement shall not include any admission as to fault on the part of the Indemnitee. Following indemnification as provided for hereunder, the Indemnitor shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the Indemnitor within a reasonable time of the commencement of any such action shall not relieve such Indemnitor of any liability to the Indemnitee, except to the extent that the Indemnitor is prejudiced in its ability to defend such action. In the event of notice of any Claim prior to the 12-month anniversary of the date of the Investment, the segregated funds in Section 2 shall be held in the segregated bank account pending resolution of all Claims and not returned until full and final resolution thereof.

4.             The indemnification required by this Agreement shall be made by periodic payments of the amount thereof during the course of the defense against any of the Indemnified Liabilities, reasonably promptly upon the receipt by such Indemnitee of written bills (with such appropriate supporting information as is reasonably requested by the Indemnitor that damages have been incurred and the amount thereof (together with such appropriate supporting information as is reasonably requested by the Indemnitor)); provided that the Indemnitee, as applicable, shall reimburse all such payments unless it is finally judicially determined that such Indemnitee is not entitled to indemnification hereunder.

5.             To the extent that the undertaking by the Indemnitor hereunder may be unenforceable for any reason, the Indemnitor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

6.             All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Indemnitor, to:

Paulson Investment Company, Inc.

1331 N.W. Lovejoy Street, Suite 720

Portland, OR 97209

Attn: President

If to the Indemnitees, to

Paulson Capital Corp.

1331 N.W. Lovejoy Street, Suite 720

Portland, OR 97209

Attn: President

with a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Attn: Harvey Kesner, Esq.

Tel: (212) 930-9700

Fax: (212) 930-9725

7.             Notwithstanding any other provision contained in the Subscription Agreement, the indemnification provided under this Agreement is a continuing indemnification and shall remain in full force and in effect so long as any obligation referred to herein exists, provided such indemnification claim is brought by an Indemnitee prior to the termination of this Agreement. The indemnification contained herein shall be in addition to (i) any cause of action or similar right of any Indemnitee against the Indemnitor or others, and (ii) any liabilities the Indemnitor may be subject to pursuant to applicable law. This Agreement may not be amended or any obligation hereunder waived without the prior written consent of the Investor.

8.             This Agreement shall be deemed to have been made under and be governed by, and construed in accordance with, the laws of the State of New York, in all respects, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to any of the transactions.

9.             All agreements and obligations of the Indemnitor contained herein shall continue until the two-year anniversary of the date of this Agreement (the "Termination Date"), provided that any claims for indemnification brought before the Termination Date shall continue thereafter so long as an Indemnitee shall be subject to any liability for claims made pursuant to this Agreement.

10.           This Agreement may not be amended, modified, or supplemented except in writing executed by Indemnitor, the Company and the Investor. No provision contained herein shall be waived unless the same shall be in writing and signed by each of the Indemnitees and the Indemnitor and shall be effective only in the specific instance and for the specific purpose given.

11.           This Agreement may be executed, and accepted and agreed to, in several counterparts, each of which will be deemed to be an original, and such counterparts together will constitute but one and the same instrument. Facsimile signatures shall be deemed to have the same effect as originals.

[Remainder of Page Intentionally Left Blank]

[Signature Page to Indemnification Agreement]

IN WITNESS WHEREOF, the Indemnitor has executed this Agreement, effective as of the date first written above.

Paulson Investment Company, Inc.

	By:	/s/ Murray Smith
Murray Smith, CFO

ACCEPTED AND AGREED TO BY:

Paulson Capital Corp.

By:	/s/ Chester L.F. Paulson

The Investor

DKR Ventures, LLC

By:	/s/ Barry Honig

Hudson Bay Master Fund Ltd.

By:	/s/ Yoav Roth

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